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Exhibit 99-2N

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement on Form N-2 of the North American Senior Floating Rate Fund, Inc. (Investment Company Act file No. 811-8727) of our report dated February 22, 2000 relating to North American Senior Floating Rate Fund, Inc., which is included in the Statement of Additional Information, which is part of this Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus which is part of the Registration Statement and the heading "Auditors and Financial Statements" in the Statement of Additional Information.

                                                /s/ DELOITTE & TOUCHE LLP

March 16, 2000
Boston, Massachusetts